Exhibit 99.1

David Hager Joins MRC Global’s Board of Directors

HOUSTON, TX – March 11, 2024 – MRC Global Inc. (NYSE: MRC) announced today that David (Dave) A.

Hager, previously Executive Chairman of Devon Energy Corporation, has joined MRC Global’s board of directors, effective March 11, 2024.

Robert Wood, MRC Global’s Chairman of the Board, commented, “I am thrilled to welcome Dave Hager as a new independent director. During his tenure as CEO and Executive Chairman of Devon Energy, Dave led the execution of a strategy that drove impressive returns for Devon’s shareholders. His breadth and depth of board and business experience, particularly in energy, will bring valuable perspectives to our board as MRC Global continues to invest in our growth drivers, serve our customers and generate significant value for our shareholders.”

Mr. Hager served as Executive Chairman of Devon Energy Corporation from 2021 until 2023 and President and CEO from 2015 until 2021. Prior to that he served as Chief Operating Officer and Vice President – Exploration & Production. Before Mr. Hager joined Devon in 2006, he was Chief Operating Officer of Kerr-McGee Corporation. Mr. Hager joined Kerr-McGee as Vice President, Operations, Gulf of Mexico and had increasing levels of responsibility during his time with Kerr-McGee. Mr. Hager began his career as an exploration geophysicist with Mobil Oil Corporation and then served in various positions with Sun Company Inc. He received his BS in Geophysics from Purdue University and his MBA from Southern Methodist University.

In addition to his board service at Devon Energy, Mr. Hager has served as a non-executive director of both EnLink Midstream, LLC from 2014 to 2018 and Pride International Inc. from 2008 until 2011.

“Dave brings a wealth of relevant industry experience and a sharp business acumen to our board,” added Rob Saltiel, MRC Global’s President and CEO. “His knowledge of upstream and midstream markets and the North America energy business will greatly benefit our company, especially in our important Production and Transmission Infrastructure sector.”

Mr. Wood added, “Dave is joining our board to replace Barbara Duganier who is retiring at the end of her term at the next annual meeting of stockholders. We want to thank Barbara for her many years of contribution to the company and wish her the best in her future endeavors.”

Mr. Hager will serve on the board’s Audit Committee and the Environmental, Social, Governance (ESG) & Enterprise Risk Committee. George Damiris will now serve as chair of the ESG & Enterprise Risk Committee, and Ms. Duganier will remain on the Audit Committee and ESG & Enterprise Risk Committee until the end of her term.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves, fittings (PVF) and other infrastructure products and services to diversified end-markets including the gas utilities, downstream, industrial and energy transition, and production and transmission infrastructure sectors. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of 214 locations including valve and engineering centers. The company’s unmatched quality assurance program offers over 300,000 SKUs from over 8,500 suppliers, simplifying the supply chain for approximately 10,000 customers. Find out more at www.mrcglobal.com.

Contact:

Monica Broughton

VP, Investor Relations & Treasury

MRC Global Inc.

Monica.Broughton@mrcglobal.com

832-308-2847

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